Exhibit 10.27

October 16, 2000

Michael Smart
1915 Wren Street
Oakland, CA 94602

Dear Michael:

    It is our pleasure to offer you employment at GRIC Communications, Inc. in the position of Vice President-CSP, reporting to Kristin Steinmetz, Senior Vice President of Global Sales and Marketing.

    Compensation:  Your initial compensation is based on a semi-monthly base salary of $7,083.33, which is equivalent to $170,000 per year, and is subject to annual review. Paydays are twice monthly, on the 15th and the last working day of each month. You will also be eligible for an annualized target incentive bonus equal to 30% of your base salary ($51,000 at 100% of Plan). This bonus will be payable annually in accordance with GRIC's then current incentive bonus program and will be based partially on the achievement of mutually agreed performance objectives and partially on the attainment of corporate objectives.

    Employee Stock Options:  After your acceptance of this Offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 35,000 shares of GRIC's common stock, at an exercise price equal to the closing price of GRIC Communications, Inc. common stock on The Nasdaq National Market on the date of grant. This option would be subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence as of your date of employment.

    Sign-On Bonus:  In addition, this offer carries a one time hiring bonus of $15,000 payable 60 days after your first day of employment. However, should you leave the Company for any reason prior to the first anniversary of your date of hire, a pro rata amount calculated by dividing the number of days remaining between the date you cease to be employed by GRIC and the first anniversary of your employment by 365 and multiplying the result times $15,000 will be deducted from any amounts owed to you by the Company, or repaid to you within thirty days of your termination date, if the amount unearned exceeds the amount of the salary, bonus, accrued vacation or other compensation or reimbursement owed to you by the Company.

    Employee Benefits:  You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401k, employee stock purchase, and paid time off plans. Coverage is available under the terms of the insurance plans on your first day of active employment. You will be provided with the related policies and procedures that explain these benefits.

    Terms of Employment:  This letter is not intended to confer contractual rights of any kind upon you or to create contractual obligations of any kind on GRIC. Your employment will be considered "at-will" and will continue for an indefinite term. While we expect that the relationship between you and GRIC will be rewarding and mutually beneficial, employment at will means that either GRIC or you can terminate the employment relationship at any time with or without notice and for any reason or for no reason, with or without cause.

    Termination of Employment:  The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to six (6) months' base salary, payable in accordance with the Company's normal payroll policies. Additionally, the Company will provide you with up to six (6) months' company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

    The Company may also terminate your employment for cause in its sole discretion. For the purpose of this Offer, cause shall be defined as:

  1.
  Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of the Company.

  2.
  Your death, or your total disability lasting more than 90 days.

    Termination of Employment with Cause:  If the Company terminates your employment with cause, the Company will provide you with a severance payment equivalent to three (3) months' base salary, payable in accordance with the Company's normal payroll policies. However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three (3) months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

    Confidentiality:  GRIC requires that you sign an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement as a condition of employment.

    Employment with GRIC is contingent upon meeting GRIC's requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of this Offer.

    By accepting employment with GRIC, you agree to be bound by its policies and procedures, including the above-referenced Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement. This Offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter. This offer is valid for seven days.

    Welcome to GRIC Communications! We look forward to a long and prosperous relationship. We expect you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc. If you agree with the terms stated in this letter and the terms of the attached Relocation Agreement, please sign below to indicate your acceptance, and return this letter to me as soon as possible.

Sincerely,

/s/ BARRON B. COX
Barron B. Cox
Vice President of Human Resources

Accepted:	/s/ MICHAEL SMART	10/19/00

	Michael Smart	Date
Anticipated start date:		13 November 2000